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                                                                       EXHIBIT 5

           [Letterhead of Lange, Simpson, Robinson & Somerville LLP]

                                January 8, 1999


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

          Re:  Regions Financial Corporation
               S-3 Registration Statement


Ladies and Gentlemen:

As counsel for Regions Financial Corporation ("Regions"), we furnish this opinion in connection with the Agreement and Plan of Reorganization, dated as of September 29, 1998 by and among Regions Financial Corporation, EFC Holdings Corporation, Charles W. Bradley, Hugh Charles Moore, Jeffrey G. Tennyson, Bradley Family Irrevocable Trust Dated September 25, 1998, and Moore Family Irrevocable Trust Dated September 25, 1998 (the "Agreement"), and the related Plan of Merger, and in connection with the Registration Statement of Regions pertaining to the shares of Regions common stock issued in the merger contemplated thereby.

We have examined and are familiar with the registration statement on Form S-3 filed with the Securities and Exchange Commission, as such registration statement has been amended to date. We have examined and are familiar with the records relating to the organization of Regions and the documents and records as we have deemed relevant for purposes of rendering this opinion.

Based on the foregoing, it is our opinion that the shares of the $.625 par value common stock of Regions issued to the stockholders of EFC pursuant to the Agreement and the merger have been duly and validly authorized for issuance and are duly and validly issued, fully paid and non-assessable, free of any preemptive or other similar rights.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to Lange, Simpson, Robinson & Somerville LLP under the caption "Opinions" in the prospectus forming a part of the registration statement.

                                    Very truly yours,

                      /s/ Lange, Simpson, Robinson & Somerville LLP